EXHIBIT 6C

                         SHAREHOLDER SERVICE AGREEMENT (SERIES A)

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                          SHAREHOLDER SERVICE AGREEMENT



Ladies and Gentlemen:

     We invite you to enter into an agreement with us for the servicing of shareholders of, and the maintenance of shareholder accounts for those mutual funds available to the public for which Investment Advisers, Inc. serves as the investment adviser (the "Funds") and the shares of which are offered to the public at net asset value, as described in the Funds' Prospectuses. Subject to your acceptance of this Agreement, the terms and conditions of this Agreement shall be as follows:

     1. You shall provide shareholder services for certain shareholders of the Funds who purchase shares of the Funds as a result of their relationship to you. Such shareholder services may include personal services provided to shareholders, such as answering shareholder inquiries regarding a Fund and providing reports and other information, and services related to the maintenance of shareholder accounts, to the extent you are permitted by applicable statue, rule or regulation to provide such information or services.


     2. If shares of the Funds are to be purchased or held by you on behalf of your clients:

     (i) Such shares will be registered in your name or in the name of your nominee. The client will be the beneficial owner of the shares of the Funds purchased and held by you in accordance with the client's instructions and the client may exercise all rights of a shareholder of the Funds. You agree to transmit to the Funds' transfer agent (Investment Advisers, Inc.), in a timely manner, all purchase orders and redemption requests of your clients and to forward to each client all proxy statements, periodic shareholder reports and other communications received from the Funds by you on behalf of your clients. The Funds have agreed to pay all reasonable out-of-pocket expenses actually incurred by you in connection with the transfer by you of such proxy statements and reports to your clients.


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     (ii) You agree to transfer to the Funds'  transfer  agent, on the date such purchase orders are effective, federal funds in an amount equal to the amount of all purchase orders placed by you on behalf of your clients and accepted by the Funds. In the event that the Funds fail to receive such federal funds on such date (other than through fault of the Funds or their transfer agent), you shall indemnify the Funds against any expense (including overdraft charges) incurred by the Funds as a result of their failure to receive such federal funds.

     (iii) You agree to make available to the Funds, upon the Funds' request, such information relating to your clients who are beneficial owners of shares of the Funds and their transactions in shares of the Funds, as may be required by applicable laws and regulations or as may be reasonably requested by the Funds.

     (iv) You agree to transfer record ownership of a client's shares of the Funds to the client promptly upon the request of a client. In addition, record ownership will be promptly transferred to the client in the event that the person or entity ceases to be your client.

     3. Neither you nor any of your employees or agents are authorized to make any representation concerning the shares of the Funds except those contained in the then current Prospectuses of the Funds, copies of which will be supplied to you; and you shall have no authority to act as agent for the Funds. You agree to indemnify and hold harmless the Funds and Investment Advisers, Inc. and the Funds agree to indemnify and hold harmless you from and against any and all claims, liability, expense (including attorneys' fees) and loss in the event of any violation of any law, rule, or regulation, or any provisions of this Agreement. In the event we determine to refund any amounts paid by any investor by reason of any such violation on your part, you shall return to us any fees previously paid by us to you in connection with the transaction for which the refund is made.

     4. In consideration for the services described herein, you shall be entitled to receive from us such fees as established by us from time to time as set forth on Exhibit A. Such fee will be based upon assets of each Fund represented by shares of the Fund owned, during the quarter for which payment is being made, by shareholders for which you maintain a servicing relationship as evidenced by their execution of such agreements as we may from time to time require. We specifically reserve the right to discontinue paying fees with respect to those assets for which such customer authorization which we may require is not provided.


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     Such  fee  will be paid on a  quarterly  basis  and,  subject  to the  last sentence of this section, will be paid so long as the accounts for your clients and this Agreement and such other agreements as we may require have not been terminated. Upon such termination any such obligation to pay such fee shall cease. You agree to furnish us and the Funds with any such information as may be reasonably requested with respect to such fees paid to you pursuant to this Agreement.

     5. You acknowledge and agree that the Funds reserve the right, in their sole discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of the Funds.

     6. This Agreement may be terminated by either party at any time upon seven days notice to the other party with or without cause. We reserve the right to amend this Agreement at any time upon written notice.

     7. All communications to us should be sent to us at P.O. Box 357, Minneapolis, MN 55440. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below. This Agreement shall be governed by and construed under the laws of the State of Minnesota.

     8. It is agreed by the parties hereto that for convenience this single document has been executed and delivered, but the document shall be deemed to represent legally separate agreements entered into by each of the undersigned corporations on behalf of each of their series (or "Funds") as set forth in Exhibit A hereto. Notwithstanding any contrary language, each Fund shall only be responsible for its fees and expenses, and there shall be no shared liability among any of the Funds.

The undersigned hereby accepts               IAI Investment Funds I, Inc.
the offer set forth herein                   IAI Investment Funds II, Inc.
                                             IAI Investment Funds III, Inc.
___________________________                  IAI Investment Funds IV, Inc.
(Company Name)                               IAI Investment Funds V, Inc.
                                             IAI Investment Funds VI, Inc.
By _________________________                 IAI Investment Funds VII, Inc.
                                             IAI Investment Funds VIII, Inc.
Its _________________________
                                             By __________________________
Address:_____________________                  David Koehler
                                               Vice President, Marketing
        _____________________
                                            Date of Acceptance _____________



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                                    EXHIBIT A


            FUND                                                   ANNUAL FEE*

            IAI Investment Funds I, Inc.
                   IAI Bond Fund                                       .15%

            IAI Investment Funds II, Inc.
                  IAI Growth Fund                                      .25%

            IAI Investment Funds III, Inc.
                  IAI Developing Countries Fund                        .25%
                  IAI International Fund                               .25%

            IAI Investment Funds IV, Inc.
                  IAI Regional Fund                                    .25%

            IAI Investment Funds V, Inc.
                  IAI Reserve Fund                                      0

            IAI Investment Funds VI, Inc.
                  IAI Money Market Fund                                 0
                  IAI Government Fund                                  .15%
                  IAI Emerging Growth Fund                             .25%
                  IAI Midcap Growth Fund                               .25%
                  IAI Balanced Fund                                    .25%
                  IAI Capital Appreciation Fund                        .25%

            IAI Investment Funds VII, Inc.
                  IAI Growth and Income Fund                           .25%

            IAI Investment Funds VIII, Inc.
                  IAI Value Fund                                       .25%
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           * as a percentage of daily net assets.